Exhibit 99.1

WestRock Announces Completion of Divestiture of Home, Health And Beauty Business

NORCROSS, Ga., April 06, 2017 (GLOBE NEWSWIRE) -- WestRock Company (NYSE:WRK) today announced that it has completed the sale of its Home, Health and Beauty business to Silgan Holdings Inc. (NASDAQ:SLGN) for approximately $1.025 billion in cash (subject to post-closing adjustments) plus the assumption of approximately $25 million in foreign pension liability. The Company expects to use the proceeds from the sale of the business in connection with its previously announced purchase of Multi Packaging Solutions International Limited.

Additional financial information, including the expected impact to WestRock’s 2017 results, will be provided during WestRock’s second quarter earnings call, which is scheduled for April 26, 2017.

Forward-Looking Statements
This release contains forward-looking statements based on management’s current views and assumptions regarding the anticipated use of proceeds from the transaction. Actual events may differ materially.  Factors that may affect actual results include, but are not limited to, economic, competitive and market conditions generally; volumes and price levels of purchases by customers; competitive conditions in WestRock's businesses and possible adverse actions of their customers, competitors and suppliers.  Please refer to the cautionary statements set forth in Item 1A of WestRock’s Annual Report on Form 10-K for the year ended September 30, 2016 and Quarterly Report on Form 10-Q for the quarter ended December 31, 2016. WestRock undertakes no duty to update forward-looking statements.

About WestRock
WestRock (NYSE:WRK) partners with our customers to provide differentiated paper and packaging solutions that help them win in the marketplace. WestRock’s 39,000 team members support customers around the world from more than 250 operating and business locations spanning North America, South America, Europe and Asia. Learn more at www.westrock.com.

WestRock
Investors:
Matt Tractenberg, 470-328-6327
Vice President - Head of Investor Relations
matt.tractenberg@westrock.com

John Stakel, 678-291-7901
Senior Vice President, Treasurer
john.stakel@westrock.com

Media:
Chris Augustine, 470-328-6305
Director, Corporate Communications
mediainquiries@westrock.com